Exhibit (g)(3)(v)

February 20, 2015

State Street Bank and Trust Company

Box 5501

Boston, MA 02206

Attention: James Meagher, Managing Director

State Street Alternative Investment Solutions

Re: AQR Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as AQR Multi-Strategy Alternative Fund (the “Portfolio”).

In accordance with Section 20.5, the Additional Portfolios provision, of the Master Custodian Agreement dated as of October 4, 2013, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6.2 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

AQR Funds
on behalf of:
AQR Multi-Strategy Alternative Fund

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Chief Legal Officer and Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ George Sullivan
Name:	George Sullivan
Title:	Executive Vice President, Duly Authorized

Effective Date: February 20, 2015